Exhibit 99.1


For Immediate Release
Thursday, April 27, 2006
Press Release


                         FNB CORPORATION ANNOUNCES
                       RECORD FIRST QUARTER EARNINGS
                               AND DIVIDEND


CHRISTIANSBURG, Virginia - William P. Heath, Jr., President and CEO of
FNB Corporation (NASDAQ: FNBP), announces record first quarter earnings for the parent company of First National Bank, FNB Salem Bank & Trust, and Bedford Federal Savings Bank.

Net income for the first quarter of 2006 was $4,674,000, up 16.3 percent from the $4,018,000 reported in the first quarter of 2005. This increase resulted from higher net interest income, a lower provision for loan loss, and higher non-interest revenue. Basic earnings per share rose from $.55 to $.64, for an increase of 16.4 percent.

Net interest income increased due principally to growth in loans and deposits. Loans grew 5.0 percent and deposits grew 9.1 percent from March 31, 2005 and were $1,162,082,000 and $1,237,046,000, respectively, at March
31, 2006.

First quarter 2006 non-interest income was down $330,000 compared to first quarter 2005, primarily due to an $807,000 gain from an exchange of real estate in the first quarter of 2005; however, basic banking revenue increased $477,000 from the first quarter of 2005 to the first quarter of 2006, due principally to higher service charges, trust and investment product revenue, and merchant cardholder transaction and debit card income.

The non-performing asset ratio improved from .58 percent at December 31, 2005 to .47 percent at March 31, 2006. Other details of the Corporation's financial performance follow.

"We are off to a good start in 2006," reported Heath. "Earnings are strong with growth in net interest income and other basic banking revenues, and the return on average shareholders' equity increased from 10.68 percent in the first quarter of 2005 to 11.59 percent in the first quarter of 2006."

"The consolidation of our affiliate banks is also on track," continued Heath. "The merger of FNB Salem Bank & Trust and Bedford Federal Savings Bank with and into our third and largest banking affiliate, First National Bank, will be finalized as of the close of business on May 19, 2006. This, along with the promotion of a consistent brand throughout our markets, should provide broader recognition, expense savings, and enhanced delivery of products and services."

In its meeting today, FNB's Board approved the payment on May 26, 2006 of a quarterly cash dividend in the amount of $0.20 per share to stockholders of record on May 15, 2006. The payment represents an annual yield to shareholders of approximately 2.4 percent based on the stock's recent trading price.

FNB's Annual Meeting of Shareholders will commence at 2:00 p.m. on Tuesday, May 9, 2006. The meeting will be held at The Event Centre in Christiansburg, Virginia.

FNB Corporation is one of the largest publicly held commercial bank holding companies based in Virginia, with over $1.4 billion in assets. Through the activities of its affiliates, First National Bank, FNB Salem Bank & Trust, and Bedford Federal Savings Bank, the Corporation operates 26 full-service branches and 2 loan production offices. Services are also provided around the clock through over 50 automated teller machines, telephone banking, and on-line banking at www.fnbonline.com.

For more information contact:

William P. Heath, Jr.                           Daniel A. Becker
President/CEO                                   Executive Vice President/CFO
(540) 382-6041                                  (540) 381-6758


Statements made in this release relating to the company's future prospects and performance are "forward-looking statements" that are subject to risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those expressed or implied by such statements.
Factors that could have a material adverse effect on the operations and future prospects of the company include, but are not limited to, the following possibilities: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) changes in the interest rate environment may reduce margins; (3) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (4) legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which FNB is engaged; (5) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than FNB; and (6) adverse changes may occur in the securities markets. The information provided in this release is provided only as of the date of this release, and the company undertakes no obligation to update any forward-looking statements made herein.

FNB CORPORATION AND SUBSIDIARIES
(in thousands, except percent and per share data)

                                       2006       2005     Change   % Change
Quarter Ended March 31
  Net income                    $     4,674 $    4,018        656       16.3
  Net interest income                13,357     12,373        984        8.0
  Net interest income (FTE)(1)       13,413     12,443        970        7.8
  Securities gains (losses), net         25          -         25        NM
  Noninterest income excluding
   securities gains (losses)          3,808      4,163       (355)      (8.5)
  Noninterest expense                 9,782      9,452        330        3.5
  Provision for loan losses             364        646       (282)     (43.7)

Per Share Data
  EPS basic                     $      0.64 $     0.55       0.09       16.4
  EPS fully diluted                    0.63       0.55       0.08       14.5
  Dividends declared                   0.20       0.19       0.01        5.3
  Book value                          22.31      20.82       1.49        7.2
Weighted average shares
 outstanding basic                    7,320      7,275         45        0.6
Weighted average shares
 outstanding fully diluted            7,397      7,332         65        0.9
Shares outstanding quarter
 end (net of unearned)                7,325      7,276         49        0.7

Financial Ratios
  Return on average assets             1.27 %     1.15 %
  Return on average share-
   holders' equity                    11.59      10.68
  Net interest margin (1)              3.99       3.90
  Equity to assets                    10.99      10.76
  Allowance for loan losses
   to loans, net of unearned
   income                              1.23       1.23

Selected Balances at March 31
  Total assets                  $ 1,486,690 $1,407,916     78,774        5.6
  Loans, net of unearned
   income                         1,162,082  1,106,892     55,190        5.0
  Allowance for loan losses          14,302     13,603        699        5.1
  Securities                        177,872    159,827     18,045       11.3
  Deposits                        1,237,046  1,134,314    102,732        9.1
  Other interest-bearing funds       80,723    115,726    (35,003)     (30.2)
  Shareholders' equity              163,394    151,482     11,912        7.9

Asset Quality                                 % of Loans           % of Loans
                                       2006      & ORE      2005      & ORE
Nonperforming Assets
  Nonaccrual loans                 $  4,253       0.37  $  2,663       0.24
  Other real estate                     834       0.07     1,389       0.13
  Loans past due 90 days
   or more                              361       0.03       342       0.03
  Total nonperforming assets       $  5,448       0.47  $  4,394       0.40


Net charge off ratio                   0.16%                0.07%

(1) Fully taxable equivalent
NM - Not meaningful

FNB CORPORATION AND SUBSIDIARIES
(in thousands, except percent and per share data)

                                       2006       2005     Change   % Change
Alternative Performance Measures
for Quarter Ended March 31 (2)
  Net income                     $    4,674 $    4,018        656       16.3
  Plus amortization of core
   deposit intangibles                  173        306       (133)     (43.5)
  Equals cash basis operating
   earnings (2)                       4,847      4,324        523       12.1
  QTD average assets              1,474,619  1,402,983     71,636        5.1
  Less QTD intangible assets         48,409     47,773        636        1.3
  Equals QTD average tangible
   assets (2)                     1,426,210  1,355,210     71,000        5.2
  QTD average equity                161,341    150,547     10,794        7.2
  Less intangible assets equals
   QTD average tangible
   equity (2)                       112,932    102,774     10,158        9.9
  Cash basis EPS (2)                   0.66       0.59       0.07       11.9
  Cash basis EPS fully
   diluted (2)                         0.66       0.59       0.07       11.9
  Cash basis return on average
   tangible assets (2)                 1.36 %     1.28 %     0.08        6.2
  Cash basis return on average
   tangible equity (2)                17.17      16.83       0.34        2.0

(2) As a supplement to Generally Accepted Accounting Principles ("GAAP"), management also reviews operating performance based on its "cash basis earnings" to fully analyze its core businesses. Cash basis earnings exclude amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital. Financial ratios based on cash basis earnings exclude the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

    In management's opinion, cash basis earnings are useful to investors because by excluding material non-recurring items and non-operating adjustments stemming from the consolidation of our organization, they allow investors to see clearly the combined economic results of our multi-bank company. These non-GAAP disclosures should not, however, be viewed as a substitute for GAAP measures, nor should they be viewed in direct comparison with non-GAAP measures of other companies.